EMPLOYMENT AGREEMENT

This Agreement made as of march 9 2016, (the “Effective Date”) by and between Steve Berman (the “Employee”), and On4 Communications, Inc., (the “Company”) located at the address set forth below.

WITNESSETH:

WHEREAS, Company wishes to employ Employee and Employee wishes to be employed by Company, all on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             ENGAGEMENT: Subject to the provisions of this Agreement the Company agrees to engage the Employee to perform and Employee agrees to perform services, upon the terms and conditions herein specified.

2.             TERM: The term of this Agreement (the “Term”) shall commence on the Effective Date, and shall continue for a term of forty eight months is subject to termination, extension, and automatic termination as set forth hereunder.

3.             DUTIES AND RESPONSIBILITIES

a)           Duties. Employee agrees to perform all of the functions and duties generally associated with the position of Senior Executive of the publicly traded company On4 Communications, Inc., upon the terms and conditions herein specified, to the best of Employee’s ability.

Core Responsibilities:

●          Responsible for the efficient management of the multi-location Services, and Operations while ensuring compliance with regulatory compliance/ procedures.

●          Promoting consistency, continuity and cooperation amongst the production units and assisting in establishing, monitoring and delivering measurable results based on the company’s strategic plan.

●          Overall accountability for effective operations and sales levels that meet external and internal stakeholder requirements along with proactive business plan execution that results in meeting the financial goals of the company’s strategic plan.

●          Manages subordinates’ production priorities and performance objectives by mentoring, coaching and providing performance feedback based on the implementation and achievement of the financial goals of the company.

●          Accountable for the financial success of through the fiscal management of all its units, the development of financial margin controls, budget and project risk management, the adherence to production standards and the management of strict financial guidelines for projects.

b)          Location of Services. Employee further agrees to attend all reasonably necessary meetings at such places that may be deemed reasonably necessary for the performance of Employee’s duties, hereunder.

c)          Outside Interests. It is understood employee has investments and interest in other business. Those interest shall never interfere with the employee employment per this contract.

4.            COMPENSATION: As full and complete consideration for Employee’s Services and Employee’s undertakings hereunder, and for all rights granted to Company hereunder, and subject to Employee’s full compliance with the terms and conditions of this Agreement, Company agrees to pay Employee as follows:

a)          Fixed Compensation: The Employee’s fixed compensation shall be based on a monthly salary of Ten Thousand ($10,000.00) payable monthly.

b)          Benefits: During the term, Employee shall be entitled to receive all benefits of employment, if any. The Company reserves the right to modify, suspend, or discontinue any and all benefits offered by the Company at any time without notice to or recourse by Employee, so long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

c)          The Fixed Compensation, if any, shall be subject to standard withholding taxes as mandated by federal, state and local authorities.

d)          Stock Incentive: The Employee shall also have the right to purchase fifty Million (50,000,000) shares of common stock at par value of the Company’s Common Stock at a price of .0001. These share will be restricted shares of common stock.

The employee shall also be granted 2.500.000 shares of stock every quarter on the 15 day of the following month ie june 15 sept 15 dec 15 march 15.

e)          Profit Incentive: The Employee and or his designee shall receive a bonus of 25% overriding royalty in all new conracts started after the execution of this agreement. This amt will be net of any payments to any outside services and be payable on the 15th of the following month ie payable on net to company,

TERMINATION NOTICE TO EMPLOYEE:

a)          Notwithstanding any provision of this Agreement to the contrary, the employment hereunder shall terminate on the first to occur of the following:

(i)          the date of the Employee’s death;

(ii)         the date on which Company or the Secured Creditors give the Employee notice of termination for Cause (as defined below) (subject to any applicable cure period);

(iii)        Thirty (30) days after the Employee delivers written notice of his resignation to Company; or

(iv)        the execution of a permanent employment agreement;

(v)         any mutually agreed upon time.

b)            Company shall have the right, in its sole discretion, to terminate the Employee for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as reasonably determined by the Board of Directors:

(i)          the willful failure or refusal or the continued failure, in the reasonable judgment of the Secured Creditors, by the Employee to perform and discharge his material duties and responsibilities under this Agreement, or any breach by the Employee. If such failure, refusal or breach is not cured within Thirty (30) days of written notice to Employee, which notice specifically identifies the conduct complained of, Company may terminate employment for Cause; or

(ii)          the willful engaging by the Employee in conduct which in the opinion of the Secured Creditors is demonstrably damaging to the Company; or which violates any federal or state securities laws or regulations or causes any censure of Company; or

(iii)         the conviction of the Employee (or the entering by the Employee a pleas of guilty or nolo contendere) for (i) any felony, (ii) any misdemeanor involving moral turpitude, or (iii) any crime involving Company, its property, any of Company’s subsidiaries or affiliates, or any of their respective property.

c)            In the event the Employment is terminated because of death pursuant to Paragraph 5(a)(i) hereof, the Employee or his estate, legal representative or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid compensation, upon the date of death, without annualization and through the date of termination (collectively, the “Accrued Salary”) paid in one lump sum within Sixty (60) days from the date of death.

d)            Upon the termination of the Agreement, Employee shall immediately:

(i)          return all property of the Company to the Board of Directors, or their designate, including but not limited to manuals, client lists, employee files and all Confidential Information described in Paragraph 9(b);

(ii)         vacate the property of the Company;

(iii)        cease and desist all contact with clients, vendors and employees of the Company; and

(iv)        assist the transition of the successor as reasonably requested by the General Manager for a period of not less than Thirty (30) days.

e)            Company shall have the right, in its sole discretion, to terminate the Employee who becomes disabled. Subject to the provisions of the Operating Agreement, upon the permanent disability of Employee (the “Disabled Employee”) as defined below, and upon written notice of such permanent disability, (the “Event”) Company and the Disabled Employee hereby agree as follows:

(i)          “Disability” in this Agreement shall mean the inability of a person to perform his normal employment responsibilities for six (6) consecutive months or twelve (12) months out of any eighteen (18) month period. The Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to reasonable requests which may be made by Company from time to time. The refusal of the Employee to submit to such requests for examination will result in the presumption that the disability does exist.

(ii)          In the event the Employment is terminated because of Disability the Employee shall be entitled to payment of Accrued Salary paid in one lump sum within Sixty (60) days from the end of the date of termination because of Disability.

f)            Golden Parachute: Company shall have the right, in its sole discretion, to terminate the Employee for any reason. In the event the Company elects to terminate the Employee, the Employee shall receive a maximum of 6 months of salary, this amount shall be paid in sixteen month installment after terminate and guaranteed by the parent corporation. On4 Communications, Inc. also acknowledge that the employee guaranteed a loan for the benefit of the company personal and Paradigm will assume the liability of making loan payments to the investor and shall reimburse the employee for any cost he may incur regarding this loan.

6.            TRAVEL AND EXPENSES: Company shall reimburse Employee for any necessary travel or other expenses incurred in the performance hereinabove specified provided such expenses constitute proper business deductions from taxable income for Company and are excludable from taxable income to Employee under the Internal Revenue Code and governing regulations. In addition, the Company is responsible for all other expenses Employee incurs related to On4 Communications, Inc. including Employee’s cell phone, notwithstanding if such cell phone is also used for personal usage and for mileage on Employee’s personal vehicle at a rate of Fifty Cents ($0.50) per mile and for fuel costs.

7.            TRADE SECRETS: Employee shall not disclose Company’s trade secrets, learned in the scope of Employee’s employment nor use them in any way prior to the Term of employment, during the Term of employment or thereafter, except as required by operation of law. For the purpose of this Agreement, “trade secrets” is defined as information not readily available to, or accessible by, the general public or the internet community.

8.            RESTRICTIVE COVENANTS/PROTECTION OF CONFIDENTIALITY:

a)            Restrictive Covenants. It is agreed that Employee’s services hereunder are of a special, unique and extraordinary character and are vital to the future success and viability of Company. Employee acknowledges that Employee’s compensation is partly in consideration of and conditioned upon Employee agreeing to the covenants contained in this Paragraph and that the restrictions set forth herein are a material inducement to Company’s agreement to employ Employee hereunder. Accordingly, Employee agrees that as long as Employee shall remain a Employee of Company and for a period of One (1) years thereafter, Employee will not directly or indirectly, individually, or through any other person or corporate or other business entity, except on behalf of Company:

(i)          Employ, engage or solicit (or attempt to employ, engage or solicit) any person who at that time is, or at any time during the preceding One (1) year period was, in the employ of Company either as an Employee or an independent contractor, or

(ii)         Solicit business from any client (as defined below) or render any services to or for any client, in each case whether or not the relationship between Company and such clients was originally established in whole or in part through Employee’s efforts; or

(iii)        Attempt in any manner to persuade any client to cease or to reduce the amount of business which such client has customarily done or contemplates doing with Company.

Employee acknowledges that because of the nature of the business engaged in by Company and the fact that Clients can be and are serviced by Company wherever located, it is impractical and unreasonable to place a geographic limitation on the above covenants and the restrictions set forth herein are reasonable and necessary to protect Company’s interest.

For the purpose of this Paragraph, the term “client” shall mean, any person or entity (A) who is then a client of Company; (B) who was a client of Company, at any time during the One (1) year period immediately preceding the Determination Date (as defined below); and (C) to whom Company had made a presentation within a period of one (1) year immediately preceding the Determination Date (i.e. prospective client); the term “Determination Date” means, as applicable, the date of termination of Employee’s employment, or if Employee’s employment shall not have terminated, the date of the prohibited conduct described in Section 5 (b).

The Company acknowledges that it wishes only to limit Employee’s right to compete only to the extent necessary to protect the Company from unfair competition. The Company further acknowledges that: (1) Employee will be able to earn a livelihood in his profession as a business coach and consultant without violating the foregoing restrictions and (2) that his ability to earn a livelihood as a business coach and consultant without violating such restrictions is a material condition to Employee’s executing this Agreement.

b)            Confidentiality. Employee also agrees that, during and after the term of Employee’s employment, Employee will not disclose to any person or entity any Confidential Information or proprietary information or ideas of Company or any client, prospective client or former client of Company or directly or indirectly, individually, or through a corporation or other business entity, utilize any such Confidential Information or proprietary information or ideas for Employee’s own benefit, or for the benefit of any third party. “Confidential Information” shall be defined as any nonpublic information disclosed by one party to the other party and shall be deemed to include the following information of the respective parties, without limitation: (a) e-mail addresses, customer lists, the names of customer contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (b) patents, trade secrets, techniques, processes, business methodologies, schematics, Employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (c) information about costs, profits, markets and sales; (d) plans for future development and new product concepts; (e) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments.

c)            Injunctive Relief. Employee agrees that any breach or threatened breach of restrictions set forth in this Paragraph will result in irreparable injury to Company for which it shall have no meaningful remedy in law and Company shall be entitled to injunctive relief in order to enforce the provision thereof, without being required to post a bond or other security. In addition, Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach. If any provision of this Paragraph of this Agreement is found to be unreasonably restrictive by a court of competent jurisdiction, then such provision shall me modified by such court so as to apply such provision to the maximum extent allowed by law, without affecting the validity of any other provision of this Agreement.

9.            ARBITRATION: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration and by a neutral arbitrator to be chosen by both parties, and the parties hereby agree to be bound by the results. Such arbitration shall be held before the American Arbitration Association in accordance with their rules and procedures. Payment of arbitration fees is to be decided by the arbitrator and judgment upon the award rendered may be entered in any court possessing jurisdiction of arbitration awards.

10.          BINDING AGREEMENT: This Agreement is a binding agreement between Company and Employee, inuring to the parties respective personal and legal representatives, successors and permitted transferees and assigns.

11.          NOTICES: All notices shall be in writing and shall be personally delivered, or sent by Certified Mail-Return Receipt Requested. All notices to Company shall be sent to On4 Communications, Inc. at the location to_________________________. All notices to Employee shall be sent to the location set forth below.

Steve Berman
24 flamingo rd n
East Hills NY
11576

12.          BREACH: No breach of this Agreement by any party shall be deemed material unless the offended party shall give written notice of such breach, and the offending party shall have failed to cure the breach within Five (5) business days after receipt of such notice, or commenced to cure with reasonable diligence if such breach is not capable of being fully cured within Five (5) days.

13.          COUNTERPARTS/FACSIMILE: This Agreement may be executed in counterparts, each one of which will be deemed to be an original, and it may be executed and delivered by facsimile transmission.

14.          SEVERABILITY: If, for any reason any provision of this Agreement is held invalid, the other provisions of this Agreement will remain in effect.

15.          ASSIGNMENT: Employee acknowledges that the services to be rendered are unique and personal. Accordingly, the Employee may not assign any of these rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

16.          ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between Employee and Company with respect to the subject matter and supersedes any and all prior understandings, written or oral. Further, no amendments or additions to this Agreement shall be binding unless in writing and signed by the party to be charged. This Agreement shall be construed, interpreted and enforced under and in accordance with the laws of the State of New York

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth in the introduction hereto.

EMPLOYEE:		On4 Communications, Inc.

By:		By:

Steve Berman		Name: Giorgio Johnson

Address:	24 Flamingo Rd N	Title: CEO
Roslyn Ny 11576

Date: 3/10/16		Date: 3/9/16

Board also allows employee to hire one admin for up to $5000 per month and lease one van or SUV to be used in delivering units to various places around the tri state area.

Board also authorizes CEO to find office space for company at no greater than $3,000 per month for a 12 month period.